                                                                    Exhibit 12.1

               BRAND INTERMEDIATE HOLDINGS, INC. AND SUBSIDIARIES

                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                       (In thousands except ratio amounts)


                                               DLJ Brand Holdings, Inc. (Predecessor)
                                                                                                                     Nine Months
                                          Year Ended December 31,         January 1, 2002  |   October 17, 2002         Ended
                                          -----------------------             Through      |       Through           September 30,
                                           2000             2001          October 16, 2002 |  December 31, 2002          2003
                                           ----             ----          ---------------- |  -----------------          ----
EARNINGS:                                                                                  |
                                                                                           |
    Pretax income (loss)                 $ (7,172)      $    563              $  9,753     |    $ (2,961)              $ (5,300)
    Fixed charges                          29,245         31,049                22,890     |       7,369                 25,056
                                                                                           |
         Earnings                          22,073         31,612                32,643     |       4,408                 19,756
                                                                                           |
FIXED CHARGES:                                                                             |
                                                                                           |
    Interest expense                       22,052         22,750                15,525     |       7,105                 24,322
    Interest portion of rental expense        855            991                   789     |         264                    734
    Accretion of preferred stock                                                           |
    dividends of subsidiary                 6,338          7,308                 6,576     |          --                     --
                                                                                           |
         Total fixed charges             $ 29,245       $ 31,049              $ 22,890     |    $  7,369               $ 25,056
                                                                                           |
Ratio of earnings to fixed charges                                                         |
and preferred stock dividends (1)            0.8x           1.0x                  1.4x     |        0.6x                   0.8x
                                         ========       ========              ========     |    ========               ========



      (1) For the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends of subsidiary, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on noncancelable leases, amortization of debt issuance costs and accretion of preferred stock dividends of subsidiary. The deficiency of earnings to cover fixed charges for the year ended December 31, 2000, for the period from October 17, 2002 through December 31,2002, and for the nine months ended September 30, 2003 was $7,172, $2,961 and $5,300, respectively.







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